Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-3

(Form Type)

Tonix Pharmaceuticals Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $.001 par value per share			—	—
Preferred Stock, $.001 par value per share			—	—
Warrants			—	—
Units (4)			—	—
Total	N/A	N/A	$300,000,000	$27,810

(1)       There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock; such indeterminate number of warrants to purchase common stock, preferred stock, and/or units; and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)       The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)       Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.

(4)       Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.